Exhibit (a)(1)(i)

RED ROBIN GOURMET BURGERS, INC.

OFFER TO PURCHASE OUTSTANDING

STOCK OPTIONS FOR CASH

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE ON

FEBRUARY 11, 2009 AT 11:59 P.M., MOUNTAIN TIME, UNLESS

WE EXTEND THIS OFFER

JANUARY 14, 2009

Red Robin Gourmet Burgers, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company” or “Red Robin”), is offering to purchase stock options for cash from Eligible Employees (as defined herein).  The stock options subject to this offer (the “Offer”) are vested and unvested stock options outstanding as of January 13, 2009 that were granted on or prior to December 31, 2008, with exercise prices equal to or greater than $32.00 per share (the “Eligible Options”), under any of the Company’s following plans (collectively, the “Plans”):

•                  1996 Stock Option Plan;

•                  2000 Management Performance Common Stock Option Plan;

•                  2002 Stock Incentive Plan;

•                  2004 Performance Incentive Plan; and

•                  Amended and Restated 2007 Performance Incentive Plan (the “2007 Plan”).

Participation in the Offer is completely voluntary.  You are eligible to participate in the Offer, and therefore are an “Eligible Employee,” if you:

•                  Are an active employee or consultant of one of the Company’s subsidiaries (excluding non-employee directors) on the date the Offer is made or you are on an authorized leave of absence (See Section 1 of the Offer Terms (Section III) – “Eligibility”);

•                  Hold Eligible Options (See Section 2 of the Offer Terms (Section III) – “Eligible Options; Expiration Date”); and

•                  Have neither ceased to be an employee or consultant nor have submitted or received notice of termination of employment or service before the Offer expires.

The cash amount that we are offering to pay for each Eligible Option that is tendered to us under the Offer ranges from $1.19 to $2.90, and is specifically set forth in Section 4 of the Offer Terms (Section III) (beginning on page 13).  The term “tender” means presenting the Eligible Options to the Company for purchase on the terms of the Offer.  If you choose to tender any Eligible Options in response to the Offer, you must tender all of your Eligible Options.

We are making the Offer on the terms and subject to the conditions described in this document and in the accompanying cover letter, Election Form and Notice of Withdrawal, as they may be amended or supplemented from time to time (together, the “Offering Document”).  In the event any of the conditions set forth in Section 10 of the Offer Terms (Section III) are not satisfied, the Company shall be under no obligation to accept any of the tendered Eligible Options, and the Company may terminate the Offer.  The Company may also amend the Offer at any time or from time to time subject to applicable rules promulgated under the Exchange Act of 1934 (the “Exchange Act”).

See “Risk Factors” in Section II beginning on page 10 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to tender or refrain from tendering your Eligible Options.  You must make your own personal decision as to whether to elect to tender your Eligible Options.  We urge you to consult your personal financial and tax advisors before deciding whether to elect to tender your Eligible Options for cash.

Our common stock is listed and traded on The NASDAQ Global Market® under the symbol “RRGB.”  On January 13, 2009, the closing sales price of our common stock as quoted on The NASDAQ Global Market® was $13.91 per share.  You should obtain current market prices for our common stock before you decide whether to tender your Eligible Options.

As of January 13, 2009, options to purchase 2,078,424 shares of our common stock were outstanding under all of the Plans.  Eligible Employees held Eligible Options to purchase a total of 1,645,248 shares of our common stock.  The shares of common stock issuable upon exercise of Eligible Options held by Eligible Employees represent approximately 9.4% of the sum of the total shares of our common stock outstanding and shares subject to outstanding options granted under all of the Plans, as of January 13, 2009.

IMPORTANT

If you would like to accept the Offer, you must complete, sign, date and deliver the Election Form that we have provided to you (attached to this Offering Document) in accordance with the instructions contained in the Election Form before the Offer expires.  If we do not receive your election by the expiration date of the Offer, you will be deemed to have rejected the Offer.  If you want to withdraw a previously delivered Election Form, you must complete, sign, date and deliver the Election Withdrawal Notice we have provided to you (attached to this Offering

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Document) in accordance with the instructions contained in the Election Withdrawal Notice prior to the expiration of the Offer.  If you do not want to accept the Offer, you do not need to do anything.

All questions about any of the Plans or the Offer, or requests for assistance or for additional copies of any offering materials, should be made by email to Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com or call toll free (866) 316-1897.  You will have the ability to leave a voice message at this number.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options in the Offer.  You should rely only on the information contained in this Offering Document or in documents that we have referred to in this Offering Document, including without limitation, the Company’s Annual Report on Form 10-K for fiscal year December 30, 2007 filed on February 28, 2008, the Company’s Proxy Statement filed on April 23, 2008 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 20, 2008, July 13, 2008, October 5, 2008, filed with the SEC on May 27, 2008, August 15, 2008 and November 7, 2008, respectively.  Such documents are available at www.sec.gov or www.redrobin.com (click on the link for investors), or you may request a copy of any document referred to in this Offering Document by sending an e-mail to Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com.  We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Document and all related documents filed as part of the Tender Offer Statement filed with the United States Securities and Exchange Commission (“SEC”) on January 14, 2009.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

The Offer to purchase has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offering Document.  Any representation to the contrary is a criminal offense.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement).  Nothing in this document should be considered a contract or guarantee of wages or compensation.

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SCHEDULE A: Information Concerning Our Executive Officers and Directors.

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I.  OFFER SUMMARY – QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Offer.  You should read carefully the remainder of this Offering Document, the applicable Plan(s) and your option agreements, because the information in this Offer Summary is not complete and may not include all of the information that is important to you.  We have included references in the following Offer Summary to the relevant sections of the Offer Terms (Section III) where you can find a more complete description of the topics set forth in this Offer Summary.

This Offer Summary is presented in question-and-answer format.  The questions and answers are grouped into the following categories:

•                                          How the Option Purchase Works (Questions 1-22)

•                                          Duration of the Offer (Questions 23-24)

•                                          How to Elect to Tender your Eligible Options (Questions 25-31)

•                                          U.S. Federal Income Tax Considerations (Questions 32-33)

•                                          How to Get More Information (Question 34)

How the Option Purchase Works

Q1.                             What is the Offer?

Beginning at 12:01 a.m., Mountain Time, on January 14, 2009 and ending at 11:59 p.m., Mountain Time, on February 11, 2009, unless we extend the Offer, Eligible Employees (described in Question 4 below) may elect to tender their Eligible Options (described in Question 3 below) for a cash payment in the range of $1.19 to $2.90 per option (the “cash payment”).  Eligible Options are all vested and unvested stock options granted under any of the Plans held by Eligible Employees with exercise prices equal to or greater than $32.00 per share (for more information, see Section 4 of the Offer Terms (Section III) – “Cash Payment for Eligible Options”). Participation in the Offer is voluntary.

Q2.                             Why is the Company conducting the Offer?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of the Company.  The sharp decline in the market price of our common stock since the beginning of 2008, and especially in recent months, has significantly eroded the value of a substantial number of outstanding options held by our employees, since the exercise price of those outstanding options far exceeds the present market price of our common stock (referred to as “out-of-the-money” or “underwater options”).  Unfortunately, this decline in our stock price has substantially eliminated the incentive and retention value of the options granted to our employees.

The Company’s operating performance has also been negatively impacted by the recent downturn in the economy. Consequently, the Company did not meet its incentive performance targets for fiscal 2008, and the Company has determined that no performance-based bonuses will be paid to non-restaurant level employees for fiscal 2008.

Stock options and other incentives are material components of our long-term compensation philosophy. After a comprehensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, we determined that this Offer is consistent with restoring the incentive value of our long-term performance award programs.

The Offer is designed to restore such incentive value by providing Eligible Employees with an opportunity to obtain the more certain benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options.  Any tendered unvested Eligible Options will reduce future compensation expense associated with such Eligible Options and reduce overhang associated with Eligible Options whose value was reduced or eliminated. Additionally, any Eligible Options tendered that were granted under our 2007 Plan will increase the pool of shares available for future grants under the 2007 Plan.

We anticipate that a majority of the after-tax proceeds received by senior executives participating in the Offer will be used to purchase shares of our common stock in the open market following the expiration of the Offer and release of our full year fiscal 2008 results.

Q3.                             What options may I tender for a cash payment?

Only Eligible Options may be tendered in the Offer.  Eligible Options are outstanding stock options as of January 13, 2009, which were granted on or prior to December 31, 2008, and have exercise prices equal to or greater than $32.00 per share granted under any of the Company’s following plans (collectively, the “Plans”):

•                                          1996 Stock Option Plan;

•                                          2000 Management Performance Common Stock Option Plan;

•                                          2002 Stock Incentive Plan;

•                                          2004 Performance Incentive Plan; and

•                                          Amended and Restated 2007 Performance Incentive Plan (the “2007 Plan”).

Q4.                             Who may participate in the Offer?

Only “Eligible Employees” may participate in the Offer.  You are eligible to participate in the Offer, and thus are an “Eligible Employee”, if:

•                                          You are an active employee or consultant of one of the Company’s subsidiaries (excluding non-employee directors) on the date of the Offer, January 14, 2009 (See Section 1 of the Offer Terms (Section III) – “Eligibility”).

•                                          You hold Eligible Options (described in Question 3 above); and

•                                          You have neither ceased to be an employee or consultant nor have submitted or received a notice of termination of employment or service prior to the expiration of the Offer.

Q5.                             Who is not eligible to participate in the Offer?

The following individuals are not eligible to participate in the Offer:

•                                          Individuals who have retired;

•                                          Persons not on an authorized leave of absence;

•                                          Terminated employees or consultants; and

•                                          Non-employee directors.

Q6.                             Which options may be tendered in the Offer?

Only “Eligible Options” (described in Question 3 above) may be tendered under the Offer.  If you tender any Eligible Options, you must tender all of your Eligible Options.

Q7.                             What is the cash payment?

The cash payment is the right to receive an amount in the range of $1.19 to $2.90 per Eligible Option.  The cash out value for the various Eligible Options is listed in the table in Section 4 of the Offer Terms (Section III).  To determine your cash payment:

•                  take the number of Eligible Options that you hold for each exercise price range;

•                  multiply the number of options in such exercise price range by the cash value of that option range, which is set forth in the table in Section 4 of the Offer Terms (Section III); and

•                  then add the values calculated for each option range.

The cash payment calculation has been done for each Eligible Employee and such calculation is set forth in the Cash Payment Statement, which will be provided to you by the Company.  The Company’s determination as to the amount of your cash payment is final.

Q8.                             How was the value for each exercise price range determined?

In determining the amount of each exercise price range, the Company used the most established method of valuing stock options, called the “Black-Scholes” option pricing model.  This calculation takes into consideration numerous factors including the recent trading range of the Company’s common stock, an assumed stock price volatility ratio, as well as the exercise prices and remaining terms of each Eligible Option.  The Company then applied a discount based on the fact that participants will receive an immediate cash payment in exchange for the Eligible Options.  There are value ranges for the Eligible Options due to the different exercise prices, which were based on the grant date of the option and the remaining term of each of the Eligible Options.  You must make your own determination of the value to you of your Eligible Options, and you are encouraged to consult with your own financial, accounting, tax and legal advisors.  For a more detailed explanation of the “Black-Scholes” option pricing model and other additional information on the determination by us of your cash payment, see Section 4 of the Offer Terms (Section III) — “Cash Payment for Eligible Options.”

Q9.                             When will I receive my cash payment?

The Offer will expire February 11, 2009 at 11:59 p.m., Mountain Time unless otherwise extended by the Company. You will be entitled to a prompt single lump sum cash payment equal to the cash payment set forth on your Cash Payment Statement, reduced by any required income and payroll tax withholding (see Question 32), as soon as practicable following the expiration of the Offer.  You will receive such cash payment by direct deposit if you currently receive your paycheck in this manner.  If not, you will receive the cash payment in the form of a check.  No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.  The cash payment will not be subject to any vesting condition or otherwise subject to forfeiture.

Q10.                      Can I forfeit any portion of my cash payment after receiving it?

No.  If you have elected to tender your Eligible Options in connection with the Offer and did not deliver an Election Withdrawal Notice to the Company in accordance with the instructions contained in the Election Withdrawal Notice, prior to the expiration of the Offer, you may not forfeit your associated cash payment.

Q11.                      Will my participation in the Offer affect my eligibility to receive future stock option grants?

Participation or non-participation in the Offer will have no effect on your consideration for future stock option grants.  Your eligibility is determined under the terms and conditions of the Plans.  However, as indicated above, one of the purposes for making the Offer is to increase the number of shares available for future grants under the 2007 Plan.  Accordingly, although you individually will not be entitled to an additional equity grant by participating in the Offer, shares tendered for purchase that were granted under our 2007 Plan will increase the number of shares available for future grants to employees as a whole under the 2007 Plan.

Q12.                      Must I participate in the Offer?

No.  Participation is completely voluntary.  If you elect not to participate, you do not need to do anything.  You will keep all of your existing stock options, including your Eligible Options, and you will not receive a cash payment under the Offer.  In addition, if you elect not to participate, no changes will be made to the terms of any of your existing stock options and your stock options will continue to vest or expire according to their normal schedule.

Q13.                      How should I decide whether or not to tender my Eligible Options for purchase by the Company?

We are providing information to assist you in making your own informed decision, but neither we, nor the Board of Directors make any recommendation as to whether you should or should not participate in the Offer.  You may, and we encourage you to, consult with your own outside legal counsel, accountant and/or financial advisor for further advice.  We have not authorized anyone to provide you with additional information regarding the Offer.

Q14.                      Is there any other information about the Company that I should consider?

In evaluating the Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the SEC.  We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended October 5, 2008, each of which has been filed with the SEC and is available at www.sec.gov and our website www.redrobin.com (click on the link for investors), as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO.  Each of these documents is available at no charge by contacting Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com or by telephoning us toll free at (866) 316-1897.  For further information, see Section 19 of the Offer Terms (Section III) – “Additional Information.”

Q15.                      Will our executive officers participate in the Offer?

Yes.  The Offer is open to all Eligible Employees, including our executive officers.  We expect that all of our executive officers who hold Eligible Options will participate in the Offer.  For information on the number of shares underlying the Eligible Options held by each of our executive officers, please see Section 12 of the Offer Terms (Section III) – “Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options.”

Q16.                      Can the Offer be modified?

Prior to the expiration of the Offer, we may, in our discretion, extend, amend or modify the Offer and we may terminate the Offer in our reasonable judgment if any of the events described in Section 10 of the Offer Terms (Section III) – “Conditions to Completion of the Offer” occurs.  We will notify you if the Offer is terminated, amended or modified in any material manner.  See Section 8 of the Offer Terms (Section III) –  “Extension of Offer; Termination; Amendment; Subsequent Offering Period.”

Q17.                      Is the Company making any changes to any of the Plans?

No.  The Company will not modify any of the Plans in connection with the Offer.

Q18.                      If I elect to tender my Eligible Options pursuant to the Offer to purchase, do I have to tender all of my Eligible Options or can I just tender some of them?

You must tender all of your Eligible Options for the cash payment if you want to tender any Eligible Options under the Offer.

Q19.                      Can I participate in the Offer if a portion of my option award is vested and a portion remains unvested?

Yes.  Both the vested and unvested portion of your option awards would qualify as Eligible Options and would be eligible for purchase.

Q20.                      If I choose to participate, what will happen to my options that will be tendered?

Effective as of 11:59 p.m., Mountain Time, on the date the Offer expires, we will cancel all of your Eligible Options that are accepted by the Company for purchase.  You will no longer have any rights or obligations with respect to those Eligible Options.  For more information, see Section 13 of the Offer Terms (Section III) – “Status of Eligible Options Acquired by the Company in the Offer; Accounting Consequences of the Offer.”

Q21.                      Are there conditions to the Offer?

The completion of the Offer is subject to a number of conditions described in Section 10 of the Offer Terms (Section III) – “Conditions to Completion of the Offer.”

Q22.                      What if my employment with or service to the Company terminates before the Offer expires?

You must be an employee or consultant of one of the Company’s subsidiaries on the date the Offer expires in order to receive a cash payment.  If your employment or service with us terminates for any reason or you receive or submit a notice of termination after you tender Eligible Options for purchase in the Offer, but before the tendered Eligible Options are accepted and cancelled, your tender will automatically be deemed withdrawn and you will not participate in the Offer.  In that case, you will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time following your termination of employment in which they remain exercisable.  See Section 1 of the Offer Terms (Section III) – “Eligibility.”

Participation in the Offer does not confer upon you the right to remain an employee of the Company or its subsidiaries.

Duration of the Offer

Q23.                      How long do I have to decide whether to participate in the Offer?

You have until 11:59 p.m., Mountain Time, on February 11, 2009 to tender your Eligible Options in the Offer.  No exceptions will be made to this deadline, unless we extend the Offer for all Eligible Employees.  Although we do not currently intend to do so, we may, in our sole discretion, extend the Offer at any time.  Under certain circumstances, we may be required to extend the Offer.  We will provide you with notice of any extensions or amendments of the Offer in accordance with the rules promulgated under the Exchange Act.

Q24.                      If the Offer is extended, how does the extension affect the date on which I receive my cash payment?

If we extend the Offer and you elect to participate in it, you must properly tender all Eligible Options before the expiration of the extended offer period.  Your properly tendered Eligible Options will be accepted and cancelled, and you will receive your cash payment promptly following the extended expiration date.

How to Elect to Tender Your Eligible Options

Q25.                      How do I participate in the Offer?

Instructions on how to participate in the Offer along with the required documentation to tender your Eligible Options are enclosed with this Offering Document.  To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 11:59 p.m., Mountain Time on February 11, 2009, unless the Offer is extended.  Election Forms may be submitted by any one of the following methods:

•	faxed to: (866) 316-1931;

•

mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111; or

•	scanned and e-mailed to: StockOptionTenderOffer@redrobin.com.

Election Forms should not be returned via inter-office mail.  If you have any questions about the election process, please send an e-mail to Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com.  You may also call (866) 316-1897.  You will have the ability to leave a voice message at this number.

Q26.                      How will I know if the Company receives my election form?

You will receive a confirmation by e-mail/fax/mail as soon as practicable after we receive your completed Election Form or Election Withdrawal Notice.  If you do not receive such confirmation within forty-eight (48) hours after you have delivered an Election Form or Election Withdrawal Notice, please call (866) 316-1897 or send an e-mail directly to Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com.

Q27.                      How will I know my Eligible Options were accepted for purchase by the Company?

You will not receive a final confirmation notice confirming that your Eligible Options have been accepted for purchase by the Company.  However, the Company will make a public announcement after the Offer expires in which it will report the results of the Offer.  Promptly after the expiration of the Offer and the Company’s public announcement, you will receive your cash payment net of required tax withholdings assuming that you have not received from the Company a Notice to Eligible Employees Rejecting the Election Form.

Q28.                      Is the Company required to accept my Eligible Options for purchase?

We reserve the right to reject any or all Eligible Options tendered for purchase that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept Eligible Options properly and timely tendered for purchase that are not validly withdrawn.  Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept, promptly after the Offer expires, all Eligible Options tendered for purchase that are not validly withdrawn.

Q29.                      How do I obtain information about all of my existing stock options?

If you want information regarding your Eligible Options, please review the enclosed Personnel Summary Statement.

To obtain information about all of your existing options, go to www.etrade.com and log in to activate your account or log into your account if you have already activated it at E*Trade Financial Corp. If you haven’t already activated your account, use the authentication code provided by E*Trade Financial Corp. (sent by stockplans@etrade.com electronically or by E*Trade Financial Corp. to your home) and then follow the instructions for setting your user ID and password.  Once you have a user ID and password, your account at E*Trade Financial Corp. is active, you can log on directly at www.etrade.com and access all information with regard to your existing stock options. For assistance and questions on activating or logging in to your accounts, contact E*Trade Financial Corp. at stockplans@etrade.com or call E*Trade Financial Corp. at 1-800-838-0908 between 8:00 a.m. and 9:00 p.m. ET, Monday through Friday.  A Financial Services Representative will assist you.

Q30.                      Must I submit my Eligible Option grant documents with my Election Form?

No.  You do not need to submit any option grant documents in order to tender Eligible Options for purchase.

Q31.                      Can I change my election?

Yes.  You may withdraw your election to tender options by delivering to the Company an Election Withdrawal Notice in accordance with the instructions provided in the Election Withdrawal Notice at any time before the expiration of the Offer.  Once you have delivered an Election Withdrawal Notice, you may re-elect to tender your Eligible Option by executing and delivering a new Election Form to the Company in accordance with the instructions provided in the Election Form.

U.S. Federal Income Tax Considerations

Q32.                      What are the U.S. federal income and withholding tax consequences of the cash payment?

The cash payment will be treated as compensation.  As such, you will recognize ordinary income equal to the cash payment in the year in which your cash payment is paid to you.  The ordinary income resulting from your cash payment will be reflected in the Form W-2 or Form 1099, as applicable, reported to the Internal Revenue Service for the year in which the payment is made.  At the time your cash payment is made, the Company will reduce your payment to reflect all required income and payroll tax withholdings and will send those amounts to the appropriate tax or other authorities.  For more information, see Section 9 of the Offer Terms (Section III) — “Material U.S. Federal Income Tax Consequences.”

Q33.                      Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state or local tax imposed on the cash payment you receive from the Company.  You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

How to Get More Information

Q34.                      What should I do if I have additional questions about the Offer?

If you have any questions regarding the Offer, please direct them by e-mail to Stock Option Tender Offer Administration at StockOptionTenderOffer@redrobin.com and we will respond to your questions.  You can find additional copies of this Offering Document or any other related documents filed as exhibits to our Tender Offer Statement on Schedule TO on the SEC website (www.sec.gov) or our website (www.redrobin.com) (click on the link for investors).  For further information, see Section 19 of the Offer Terms (Section III) — “Additional Information.”

II.  RISKS FACTORS

Participating in the Offer involves a number of potential risk and uncertainties, including those described below.  The risks and uncertainties described below and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the SEC and incorporated herein by reference, and our Quarterly Report on Form 10-Q for the quarter ended October 5, 2008 filed with the SEC and incorporated herein by reference, highlight the material business related risks of the Company.  Eligible Employees should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Offer.  In addition, we strongly urge you to read all of the materials relating to the Offer before deciding whether or not to tender your Eligible Options for purchase by the Company.

You may lose the potential benefit of any Eligible Option that you tender in the Offer.

If our stock price increases after the date your tendered Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the cash payment you receive in exchange for them.  We cannot predict the market price of our common stock.  There can be no assurances concerning the future performance of our common stock, which will depend upon a number of factors, including the overall economic environment, the performance of the overall stock market, companies in our sector, and our own business.  It is possible over time that the Eligible Options that you tender for purchase would have had a greater or lesser value than the cash payment that you receive in the Offer.

Your cash payment may not adequately reflect the value of your Eligible Options.

The calculation of the amount to be paid for your Eligible Options in the Offer was based on a widely-used valuation model and relied on numerous assumptions.  The Company also applied a discount based on the fact that participants will receive an immediate cash payment in exchange for the Eligible Options.  If a different model, different assumptions or a different discount had been used, the amount to have been paid in the Offer for Eligible Options may have varied from the applicable cash payment reflected in the Offer.

III.  OFFER TERMS

1.             Eligibility.

Upon the terms and subject to the conditions of this Offering Document, we will purchase Eligible Options (as defined below in Section 2 — “Eligible Options; Expiration Date”) that are properly tendered for purchase and not validly withdrawn in accordance with Section 6 — “Withdrawal Rights” before 11:59 p.m., Mountain Time, on February 11, 2009.

You are an Eligible Employee and eligible to participate in the Offer if, during the period commencing as of 12:01 a.m., Mountain Time, on January 14, 2009 and ending at 11:59 p.m., Mountain Time, on February 11, 2009 (the “Offering Period”), you (a) are an active employee or consultant of one of the Company’s subsidiaries (excluding non-employee directors) or you are on an authorized leave of absence (as described below), (b)

hold Eligible Options, and (c) have neither ceased to be an employee or consultant nor have submitted or received a notice of termination of employment or service prior to the expiration of the Offer.  You must satisfy all of the foregoing conditions throughout the entire Offering Period to be an Eligible Employee.  Non-employee directors are not eligible to participate in the Offer.

An employee who is on an authorized leave of absence and is otherwise an Eligible Employee during the Offering Period, will be eligible to tender his or her Eligible Options prior to the expiration of the Offer.  An authorized leave of absence is considered “authorized” if it was approved in accordance with the policies or practices of the Company, and will include, but not be limited to, vacations.  All Eligible Employees, including those employees on an authorized leave of absence during the Offering Period, must tender their Eligible Options prior to the expiration of the Offer.

If your employment with us is terminated for any reason, including death or disability, or you receive or submit a notice of termination after you have tendered Eligible Options for purchase in the Offer, but before the tendered Eligible Options are accepted and cancelled by the Company, your tender automatically will be deemed withdrawn and you will not participate in the Offer.  In that case, you will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time following your termination of employment to the extent that they remain exercisable.

Participation in the Offer does not confer upon you the right to remain an employee of the Company or its subsidiaries.

2.             Eligible Options; Expiration Date.

Eligible Options.

Subject to the terms and conditions described in this Offering Document, we are making an offer to purchase Eligible Options for cash which are properly tendered in accordance with Section 5 — “Procedures for Tendering Eligible Options,” and not validly withdrawn pursuant to Section 6 — “Withdrawal Rights,” before the Offer expires.  Eligible Options are stock options granted under any of the Plans exercisable for shares of the Company’s common stock that were granted on or prior to December 31, 2008, are outstanding as of January 13, 2009 and at the time the Offer expires, and have exercise prices equal to or greater than $32.00 per share.

Eligible Options include vested and unvested options.  The Company has sole authority to determine which stock option grants are “Eligible Options” under the Plans for purposes of the Offer.

If a stock option that you hold, whether vested or unvested, expires, terminates or is forfeited before the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an “Eligible Option.”  Only stock options that have not expired, terminated or been forfeited, and that remain outstanding on the date the Offer expires, will be “Eligible Options.”

As of January 13, 2009, options to purchase up to 2,078,424 shares of our common stock were issued and outstanding under all of the Plans and 1,150,980 options were available for future award grants under the 2007 Plan.  Of the outstanding options, options to purchase 1,645,248 shares of common stock constitute Eligible Options with respect to the Offer.

You should review your individual Personnel Summary Statement included with this Offering Document.  The Personnel Summary Statement sets forth the number of stock options held by you that were granted under any of the Plans with an exercise price equal to or greater than $32.00 per share.

Please note that if your employment with the Company terminates before the Offer expires, the terms of your option agreements and the Plans will govern the impact of employment termination on your options.

Any stock options that are tendered, but do not qualify as “Eligible Options” will not be accepted.  For example, if your employment terminates during the Offering Period, your unvested options will terminate (whether or not they have been tendered) unless your option documents provide otherwise, and the Company will not accept any tenders of such terminated options.  The Company’s determination of eligibility of stock options for purchase in the Offer is final and binding on all parties.

Offer Expiration Date.

The Offer expires at 11:59 p.m., Mountain Time, on February 11, 2009, unless and until we, in our sole discretion, extend the Offering Period.  See Section 8 — “Extension of Offer; Termination; Amendment; Subsequent Offering Period” for a description of our rights to extend, terminate, modify and amend the Offer.  We currently have no plans to extend the Offer beyond February 11, 2009.  However, if we do extend the Offer, we will announce the extension and the new expiration date by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously-scheduled expiration date.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by oral, written or electronic notice and making any appropriate filings with the SEC.

No Impact on Future Awards.

Your decision to participate or not to participate in the Offer will not affect decisions on whether you are granted additional options or equity awards in the future under the 2007 Plan or any other equity incentive plan of the Company.  Eligibility for future grants of options and equity awards will remain subject to our discretion and will not depend on whether you participate in the Offer.  In general, we have historically granted equity compensation to selected officers, employees and directors and expect to continue to do so.

3.             Purpose of the Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of the Company.  The sharp decline in the market price of our common stock since the beginning of 2008, and especially in recent months, has significantly eroded the value of a substantial number of outstanding options held by our employees, since the exercise price of those outstanding options far exceeds the present market price of our common stock (referred to as “out-of-the-money” or “underwater options”).  Unfortunately, this decline in our stock price has substantially eliminated the incentive and retention value of the options granted to our employees.

The Company’s operating performance has also been negatively impacted by the recent downturn in the economy. Consequently, the Company did not meet its incentive performance targets for fiscal 2008, and the Company has determined that no performance-based bonuses will be paid to non-restaurant level employees for fiscal 2008.

Stock options and other incentives are material components of our long-term compensation philosophy. After a comprehensive review of our current compensation program and the impact of the decline in our common stock price on our incentive awards, we determined that this Offer is consistent with restoring the incentive value of our long-term performance award programs.

The Offer is designed to restore such incentive value by providing Eligible Employees with an opportunity to obtain the more certain benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options.  Any tendered unvested Eligible Options will reduce future compensation expense associated with such Eligible Options and reduce overhang associated with Eligible Options whose value was reduced or eliminated. Additionally, any Eligible Options tendered that were granted under our 2007 Plan will increase the pool of shares available for future grants under the 2007 Plan.

We anticipate that a majority of the after-tax proceeds received by senior executives participating in the Offer will be used to purchase shares of our common stock in the open market following the expiration of the Offer and release of our full year fiscal 2008 results.

4.             Cash Payment for Eligible Options.

Amount of Cash Payment.

The Company is offering a cash payment in the amount set forth below for each share of Red Robin common stock subject to an Eligible Option with the exercise price range indicated in the table below.

Exercise Price Range	Per Share cash payment
$32.00 - 36.00	$2.90
$36.01 - 40.00	$2.39
$40.01 - 44.00	$2.02
$44.01 - 48.00	$1.54
$48.01 - 60.98	$1.19

For example, if an Eligible Employee holds an Eligible Option for 1,000 shares of Red Robin common stock with an exercise price of $39.01, we are offering a cash payment of $2.39 x 1,000, or a total of $2,390.00, for that option.  To determine your total cash payment, take the number of Eligible Options in each exercise price range and multiply it by the per share cash payment of that option listed in the table above and then sum the values calculated for options in each exercise price range.  Please review the Cash Payment Statement included with this Offering Document to review your individual gross cash payment. The Company’s determination as to the amount of your cash payment is final and binding on all parties.

Valuation.

The amount to be paid for Eligible Options is based on a valuation of the Eligible Options before the start of the Offer.  The “Black-Scholes” option pricing model was used to determine the per share cash payment range for the Eligible Options.  The “Black-Scholes” option pricing model is an established and commonly used method for valuing stock options and uses the following factors: stock price, the exercise price of the option, the current risk-free interest rate, the volatility of the relevant stock price, the expected dividend yield of the stock, and the expected life of the option.  Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment.  For purposes of this calculation, the Company used the following assumptions:

•              Stock price: $13.91;

•              Exercise price: variable depending on the underlying option’s exercise price;

•              Risk-free interest rate: .01017%;

•              Volatility: 43.54%;

•              Discount: an immediate cash payment in exchange for the Eligible Options;

•              Dividend yield: 0.0000; and

•              Expected life of option: variable depending on the term of the Eligible Option.

5.             Procedures for Tendering Eligible Options.

If you are an Eligible Employee on the date that you choose to tender Eligible Options, you may tender your Eligible Options at any time before the Offer expires.  If we extend the Offer, you may tender your Eligible Options at any time until the extended expiration date, as long as you are an Eligible Employee on the date you tender.  If you want to participate in the Offer, you must tender all of your Eligible Options.

Proper Tender of Eligible Options.

To validly tender your Eligible Options pursuant to the Offer, you must, in accordance with the terms of the Election Form accompanying this Offering Document, deliver a properly completed and duly executed Election Form and any other documents required by the Election Form by any of the following methods:

•                                         faxed to: (866) 316-1931;

•                                         mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111; or

•                                         scanned and e-mailed to:  StockOptionTenderOffer@redrobin.com.

Your election may be withdrawn at any time before the Offer expires by delivering a properly completed Election Withdrawal Notice bearing a later date, and such Election Withdrawal Notice will supersede any Election Form previously delivered to the Company.

Your Eligible Options will not be considered tendered until we receive the Election Form.  We must receive your properly completed and duly executed Election Form before the Offer expires.  If you miss this deadline, you will not be permitted to participate in the Offer.

The method of delivery is at your own option and risk.  You are responsible for making sure that the Election Form is delivered in accordance with the instructions above.  You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Electing Not to Participate.

Participation in the Offer is voluntary.  If you do not want to tender your Eligible Options in the Offer, you do not need to do anything.  Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of Eligible Options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any or all Eligible Options tendered for cash.  Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Employee.  No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us.  Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any Eligible Options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement.

Subject to withdrawal rights set forth in Section 6 below, your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer.  Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer.  When we accept your properly tendered Eligible Options, such options automatically will be cancelled and rendered null and void.  By tendering your Eligible Options, you irrevocably release all of your rights with respect to the Eligible Options.

Subject to our rights to terminate, extend, modify and amend the Offer (See Section 8 - “Extension of Offer; Termination; Amendment; Subsequent Offering Period”), we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that have not been validly withdrawn.

6.             Withdrawal Rights.

You may withdraw your election to tender Eligible Options only if you comply with the provisions of this Section 6.

To withdraw your election to tender options in the Offer, you must complete and submit the Election Withdrawal Notice to the Company by one of the following methods listed above in Section 5, at any time before 11:59 p.m., Mountain Time, on February 11, 2009.  If we extend the Offer beyond that time, you may withdraw your tender of Eligible Options at any time until the expiration of the extended deadline.

Once you have withdrawn your tender of Eligible Options, you may not revoke that withdrawal.  Rather, if you change your mind and decide you want to re-tender your Eligible Options after you have withdrawn them, you must again follow the election procedure described above in Section 5.  Please note that just as you may not tender only part of the Eligible Options, you may not withdraw your election with respect to just a portion of the Eligible Options.  Accordingly, if you elect to withdraw previously tendered Eligible Options, you must reject the Offer with respect to all of the Eligible Options.

If your employment with us terminates for any reason or you receive or submit a notice of termination after you have tendered Eligible Options in the Offer, but before the tendered options are accepted and cancelled, your tender will automatically be deemed withdrawn and you will not participate in the Offer.  In that case, you will retain your outstanding options in accordance with their current terms and conditions, and you may exercise your options to the extent they are vested at the time of your termination of employment, but only during the period for which those options remain exercisable pursuant to the applicable award agreement following your termination.

We will determine all questions as to the form and validity (including time of receipt) of the Election Withdrawal Notice.  Our determination of these matters will be final and binding on all parties.  Neither we nor any other person is obligated to give you notice of any errors in any Election Withdrawal Notice, and no one will be liable for failing to give notice of any errors.

7.             Acceptance of and Payment for Eligible Options.

Acceptance.

If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the Offer expires, those options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those Eligible Options.

Timing of Acceptance.

Subject to our rights to extend, terminate and amend the Offer (see Section 8) before the Offer expires, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Cash Payment.

You will be entitled to a prompt single lump sum cash payment equal to the cash payment, reduced by any required income and payroll tax withholding, as soon as practicable following the expiration of the Offer.  You will receive such cash payment by direct deposit if you currently receive your paycheck in this manner.  If not, you will receive the cash payment in the form of a check.  No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.  The cash payment will not be subject to any vesting condition or otherwise subject to forfeiture.

You are not eligible to defer this cash payment into the Red Robin Gourmet Burgers, Inc. Deferred Compensation Plan.  However, you can defer a portion of this cash payment into the Red Robin International, Inc. 401(k) Savings Plan (“Savings Plan”).  If you are eligible to participate in or are currently a participant in the Savings Plan, you may enroll in the Savings Plan or increase your Savings Plan deferral to contribute up to 75% of your lump sum check containing your cash payment relating to the Offer.  To increase your election go to www.thehartford.com/myretirementsite, enter your User ID and Password; click “go;” select the “Contributions” link from the menu options; enter in the new percentage you wish to defer and click “Next.”  To verify your election, click on “Submit.”  In order to increase your election, you must do so by 4:00 p.m., Eastern Time, February 3, 2009.  This increase in your election will also affect your February 13, 2009 paycheck.  If you are eligible for the Savings Plan; but, are not yet participating in the Savings Plan and want to defer a portion of this cash payment into the Savings Plan, you must enroll at www.thehartford.com/myretirementsite.  Click on “Create a User ID link” and enter your Social Security Number, then enter the last four digits of your Social Security Number and click “Go.”  Follow the instructions to create a user ID and Password.  Answer the three security questions and click “Continue.”  Select the “Contributions” link from the menu options and enter the percent (up to 75%) you would like to defer into the Savings Plan.  Click “Next” and verify your elections by clicking “Submit.”  The deadline to enroll and elect a deferral into the Savings Plan is February 3, 2009.  Your deferral election will also be taken out of your February 13, 2009 paycheck.  To change a deferral election back to the original deferral percentage or a lesser deferral percentage for the following paychecks beginning with the February 27, 2009 paycheck, you must follow the steps above and complete the change by 4:00 p.m., Eastern Time, February 17, 2009.

Termination of Option Agreements.

Upon our acceptance of your Eligible Options that you tender in the Offer, your currently outstanding option agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void.  By tendering your Eligible Options, you irrevocably release all of your rights thereunder upon acceptance by us.

8.             Extension of Offer; Termination; Amendment; Subsequent Offering Period.

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for purchase by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the Offer expires, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion.  In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees.  Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the Offer expires, we may terminate the Offer if any of the conditions specified in Section 10 occurs.  In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred.  We will provide oral, written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law, we reserve the right, in our discretion, to amend the Offer in any respect, including decreasing or increasing the amount of the cash payment or by changing the number or type of options eligible to be purchased in the Offer.  If we extend the length of time during which the Offer is open, such extension will be publicly announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer.  Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change.  Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.  If we decide to take any of the following actions, we will publish notice of the action and the Offer shall be extended for at least ten business days from the date of such notice is published or sent to Eligible Employees:

•                  increase or decrease in the cash payment for your Eligible Options; or

•                  increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

9.             Material U.S. Federal Income Tax Consequences.

The following summarizes the material U.S. federal income tax consequences of the Offer to you.  Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences.  The tax laws and regulations are complex and are subject to legislative changes.  In addition, circumstances unique to certain individuals may change the usual income tax results.

The cash payment to be paid for Eligible Options tendered in the Offer will be treated as compensation.  As such, you will recognize ordinary income in an amount equal to the cash payment in the year in which the taxpayer receives the cash payment.  Red Robin will report such ordinary income in the Form W-2 or other appropriate form delivered to the Internal Revenue Service by Red Robin for the year in which the payment is made.  The amount of cash paid to you in exchange for Eligible Options tendered in the Offer will be reduced by all required income and payroll tax withholdings.

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live.  You should consult with your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

10.          Conditions to Completion of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options tendered for cash, and we may terminate or amend the Offer, or modify our acceptance and cancellation of any Eligible Options tendered for cash, in each case subject to the rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the expiration of the Offer, any of the following events has occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the Offer:

(a)                                  there shall be threatened or instituted or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

(b)                                 there shall be threatened or instituted or pending, any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any governmental, regulatory or administrative authority, agency or tribunal that would or might directly or indirectly:

(i)                                     make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer;

(ii)                                  delay or restrict our ability, or render us unable, to accept for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

(iii)                               materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;

(c)                                  there shall have occurred:

(i)                                     any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)                                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)                               the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)                              any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)                                 any decrease of greater than 10%, measured from the close of trading on January 13, 2009 (the last day of trading prior to the commencement of the Offer), in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our common stock;

(vi)                              in the case of any of the foregoing which exists at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vii)                           any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies, or the NASDAQ Composite Index by an amount in excess of 10% measured during any time period after the close of business on January 13, 2009;

(d)                                 a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)                                     any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 13, 2009;

(ii)                                  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 13, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)                               any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e)                                  any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

These conditions to the Offer are for our benefit.  We may assert them at our discretion regardless of the circumstances giving rise to them before the Offer expires.  We may waive them at any time and from time to time before the Offer expires in our discretion.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 10 will be final and binding on all Eligible Employees.

11.          Price Range of Common Stock Underlying Eligible Options.

There is no established trading market for the Eligible Options.  The securities underlying the Eligible Options are shares of our common stock.  Our common stock currently trades on The NASDAQ Global Market® under the symbol “RRGB.”

The following table presents the high and low sales prices per share of our common stock for the periods indicated as reported by The NASDAQ Global Market®:

	High	Low
Year Ended December 30, 2007:
First Quarter	$43.25	$33.05
Second Quarter	$44.60	$38.06
Third Quarter	$44.50	$34.86
Fourth Quarter	$44.30	$32.35

Year Ended December 28, 2008:
First Quarter	$40.11	$26.91
Second Quarter	$43.58	$22.55
Third Quarter	$31.18	$22.76
Fourth Quarter	$23.10	$7.49

As of January 13, 2009, the closing price of our common stock as reported by the NASDAQ Global Market® was $13.91 per share.

You should obtain current market prices for our common stock before you decide whether to tender your Eligible Options.

12.          Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options.

All of our executive officers that hold Eligible Options are able to participate in the Offer; however, our non-employee directors are not eligible to participate in the Offer. Accordingly, information set forth below and on Schedule A hereto with respect to Eligible Options owned by non-employee directors is for informational purposes only.

A list of our current directors and executive officers and the number of Eligible Options beneficially owned by each of them as of January 13, 2009 is attached to this Offering Document as Schedule A.  We also refer you to our 2008 annual meeting proxy statement, filed with the SEC on April 23, 2008, for information concerning agreements, arrangements and understandings between the Company and other persons with respect to the Company’s common stock.  A copy of our latest proxy statement can be found on the SEC’s web site at www.sec.gov and on our web site at www.redrobin.com/eproxy and is incorporated by reference into this document.

As of January 13, 2009, our executive officers as a group held Eligible Options to purchase an aggregate of up to 532,500 shares of our common stock.  Schedule A lists the Eligible Options held by each executive officer as of January 13, 2009.

Neither we, nor, to the best of our knowledge, were any of our executive officers, directors, or any of our affiliates, engaged in transactions involving Eligible Options during the sixty (60) day period prior to January 13, 2009.

13.                               Status of Eligible Options Acquired by the Company in the Offer; Accounting Consequences of the Offer.

Eligible Options that we purchase in the Offer will be cancelled immediately upon our acceptance of the tender of such options after expiration of the Offer.  With respect to Eligible Options granted under the 2007 Plan that we purchase in the Offer, the shares of common stock subject to those Eligible Options will be returned to the pool of awards available for grant under the 2007 Plan in accordance with the terms and conditions of the 2007 Plan.

The aggregate amount of the cash payments would be approximately $3.7 million if all Eligible Options are purchased in the Offer.  We will incur an income statement charge for the net unamortized expense of unvested Eligible Options that vest per the terms of the Offer, based on unamortized value determined by the “Black-Scholes” option pricing model at the date of grant.  If all unvested Eligible Options are tendered and accepted by the Company, the amount of the income statement charge would be approximately $4,500,000.  For options that are purchased, an additional expense may be recorded (if necessary), which would be equal to the difference between the estimated “Black-Scholes” value of the options at the expiration date of the Offer less the aggregate cash payment paid.  Accounting for the tender offer will be reflected on our consolidated financial statements for the quarter in which the tender offer is completed, which we expect to be in the first quarter of our 2009 fiscal year.

14.                               Legal Matters; Regulatory Approvals.

Approval of the Offer by the requisite number of lenders pursuant to the Company’s 2005 Amended and Restated Credit Agreement (the “Credit Agreement”) has been obtained as of the date of this Offering Document.  We are not aware of any other license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the payment of the cash payments for Eligible Options as described in the Offer.  If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action.  This could require us to delay the acceptance of, and payment for, Eligible Options returned to us.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the Offer to accept tendered Eligible Options and to pay the cash payment is subject to the conditions described in Section 10.

15.                               Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to tender Eligible Options under the Offer.

16.                               Source and Amount of Consideration.

As of January 13, 2009, Eligible Options to purchase up to 1,645,248 shares of our common stock were outstanding and held by Eligible Employees.  If all Eligible Options are tendered to the Company for purchase under the Offer, the aggregate cash payments will be approximately $3.7 million.  We anticipate making payment to tendering Eligible Employees for the purchase of Eligible Options pursuant to the Offer and payment of related fees and expenses from available cash from operations on hand and from borrowings under our Credit Agreement.

17.                               Information Concerning Red Robin.

Red Robin, together with its subsidiaries, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere.  In fiscal 2007, Red Robin generated total revenues of $763.5 million.  As of January 12, 2009, we operated 297 company-owned restaurants located in 31 states, and there were 127 franchised-owned restaurants in 21 states and two Canadian provinces.

We opened the first Red Robin® restaurant in Seattle, Washington in September 1969. In 1979, the first franchised Red Robin® restaurant was opened in Yakima, Washington. In 2001, we formed Red Robin Gourmet Burgers, Inc., a Delaware corporation, to facilitate a reorganization of the company. The reorganization was consummated in August 2001, and since that time, Red Robin Gourmet Burgers, Inc. has owned all of the outstanding capital stock of Red Robin International, Inc., and our other operating subsidiaries through which we operate our company-owned restaurants.

Our principal executive offices are located at 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, Colorado 80111, and our telephone number at that address is (303) 846-6000.  Additional information concerning the Company can be found on our website at www.redrobin.com and on the SEC’s website, www.sec.gov.

18.                               Corporate Plans, Proposals and Negotiations.

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions.  At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships.  We also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors.  In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.  The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offering Document or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•                 any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•                 any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                 any material change in our present dividend policy, or our indebtedness or capitalization;

•                 any other material change in our corporate structure or business;

•                 any other changes to the present Board of Directors or management of the Company;

•                 our common stock not being authorized for listing on the NASDAQ Global Select Market®;

•                 our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                 the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                 the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•                 any changes in our Articles of Incorporation, Bylaws or other governing instruments or any actions that would obstruct the acquisition of control of the Company.

19.                               Additional Information.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on January 14, 2009, of which this Offering Document is a part.  This Offering Document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this Offering Document, before making a decision on whether to participate in the Offer:

•                 our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, filed with the SEC on February 28, 2008 ;

•                 the Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders, filed with the SEC on April 23, 2008, as amended on May 15, 2008;

•                 our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 20, 2008, July 13, 2008, October 5, 2008, filed with the SEC on May 27, 2008, August 15, 2008 and November 7, 2008, respectively; and

•                 our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations, except as indicated) filed with the SEC on January 31, 2008, March 14, 2008, March 19, 2008, April 21, 2008, May 20, 2008, May 29, 2008, July 9, 2008, August 14, 2008, August 18, 2008 and November 7, 2008;

•                 the description of our Common Stock contained in the Registration Statement filed with the Commission on Form S-1, as filed on April 26, 2002, under Section 12(b) of the

Exchange Act, together with any amendments or reports filed for the purposes of updating such description.

You also may want to review the filings we make with the SEC after the date of the Offer.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC.  You may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330.  These filings are also available to the public on the web site of the SEC at www.sec.gov and on our web site at www.redrobin.com (click on the link for investors).

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  You may make such a request by writing to us at 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111, Attention: Stock Option Tender Offer Administration, e-mailing us at StockOption Tender Offer@redrobin.com, or by telephoning us toll free at (866) 316-1897.

The information contained in this Offering Document should be read together with the information contained in the documents to which we have referred you in this Offering Document.

20.                               Miscellaneous; Forward-Looking Statements.

Forward-Looking Statements.

This Offering Document and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipate, “believe”, “estimates”, “expect,” “intend”, “plan”, “will,” “would” or comparable and similar terms or the negative thereof. All forward-looking statements included in this Offering Document and our SEC reports or other public statements made by us are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; potential negative impact of the fluctuation of our stock price on our results and financial condition; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; our ability to successfully integrate the acquired franchise restaurants; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base; effectiveness of our initiative to normalize new restaurant operations; the effectiveness of our national advertising strategy; the ability to attract, motivate and retain qualified team members, particularly in new markets; finalization of purchase price and purchase price accounting adjustments related to the acquisition of the franchised restaurants; the ability of our franchisees to open and manage new restaurants; changes in the cost and availability of building materials and restaurant supplies; the effect of increased competition in the casual dining market; health concerns about our food products and food preparation; our ability to protect our name and logo and other proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs and expenses associated with pending and settled litigation; our franchisees’ adherence to our practices, policies and procedures; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s Annual Report on Form 10-K for fiscal year 2007, and the Company’s Quarterly Report for the quarter ended October 5, 2008, as filed with the SEC.

The Company does not undertake, and specifically declines, any obligation to publicly update or revise any forward-looking statements, except as otherwise required by applicable law.

Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer violates applicable law.  If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders of Eligible Options for cancellation be accepted from or on behalf of, the Eligible Employees residing in such jurisdiction.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer.  We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer.  You should rely only on the information contained in this Offering Document or to which we have referred you.  We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Document.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

Red Robin Gourmet Burgers, Inc.

January 14, 2009

SCHEDULE A

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS AND DIRECTORS

*Name	Positions and Offices Held	Maximum Number of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Offer
Dennis B. Mullen	Chief Executive Officer and Chairman of the Board	210,000	12.76%
Eric C. Houseman	President and Chief Operating Officer	115,000	6.99%
Katherine L. Scherping	Chief Financial Officer	60,000	3.65%
Todd A. Brighton	Chief Development Officer	72,500	4.41%
Annita M. Menogan	Chief Legal Officer	50,000	3.04%
Susan Lintonsmith	Chief Marketing Officer	25,000	1.52%
Edward T. Harvey, Jr.	Director	17,500	0	**
Richard J. Howell	Director	17,500	0	**
Pattye L. Moore	Director	7,500	0	**
James T. Rothe	Director	22,500	0	**
J. Taylor Simonton	Director	17,500	0	**
Gary J. Singer	Director	17,500	0	**

*                                        The address of each executive officer and director is c/o Red Robin Gourmet Burgers, Inc., 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, Colorado 80111, and the telephone number of each executive officer and director is (303) 846-6000. The information set forth in this table is as of January 13, 2009.

**                                 Non-employee directors are not eligible to participate in the Offer.

A-1